EXHIBIT 23.1

                   Consent of KPMG LLP, Independent Auditors

The Board of Directors and Stockholders
Kana Communications, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-93591, 333-92159, and 333-87505) on Form S-8 of Kana Communications, Inc. of our report dated August 13, 1999, except as to Note 8, which is as of September 20, 1999, and our report dated June 25, 1999, except as to Note 7, which is as of September 20, 1999, relating to the supplemental and historical consolidated balance sheets, respectively, of Kana Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related spupplemental and historical consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years then ended, which reports appear in the Company's Form S-1 (333-82587) as filed with the Securities and Exchange Commission on September 21, 1999.

                                        /s/ KPMG LLP

Mountain View, California
February 14, 2000